Exhibit 10.34

December 17, 2019

Enrique Conterno

[PRIVATE ADDRESS]

Dear Enrique,

FibroGen, Inc. is pleased to offer you the position of Chief Executive Officer reporting to the Board of Directors (the “Board”) under the terms and conditions set forth in this letter (the “Offer Letter”).  The effective date ("Effective Date") of your employment will be set, as mutually agreed upon in advance with FibroGen, Inc. (“FibroGen”) and confirmed with Interim Chief Executive Officer, Jim Schoeneck.

This offer of employment is made contingent upon successful completion of FibroGen’s background check and upon completion of all required documentation that will be made available to you on the Effective Date or by your intended start date. This includes verification of the information provided online and your employment application. If necessary, you will be contacted to resolve any discrepancies in the verification of information. Your employment hire date will be determined after the completion of the background check process and your signed acceptance of this Offer Letter.

The terms of this offer of employment are as follows:

1.

Position/Duties.  As Chief Executive Officer of the Company, you will be responsible for the general management of the affairs of the Company.  You shall devote your best efforts and full business time, skill and attention to the performance of your duties.  You will also be expected to adhere to the general employment policies and practices of the Company that may be in effect from time to time, except that when the terms of this Offer Letter conflict with the Company’s general employment policies or practices, this Offer Letter will control.  You will work out of the Company’s offices in San Francisco, California.  The Company may change your position, duties, work location and compensation from time to time in its discretion, subject to the terms and conditions set forth herein.  During employment, you will also serve as a member of the Board, subject to your future election by FibroGen stockholders, and you shall submit your resignation from the Board upon the termination of your employment.  If you wish to serve on the Board of Directors of a separate company, you may do so subject to approval by the Board, and to the extent such service does not conflict with FibroGen responsibilities.

2.

Compensation. FibroGen will pay you a starting annual  salary of $800,000 payable in semi-monthly installments on our regular paydays in accordance with FibroGen's standard payroll policies. Your salary will begin as of the Effective Date.  The position is classified as exempt and therefore not eligible for overtime pay. The first and last payment by FibroGen to you will be adjusted, if necessary, to reflect a commencement or termination date other than the first or last working day of a pay period.

3.

Signing Bonus. FibroGen will pay you a sign-on bonus in the amount of $250,000 (subject to applicable payroll taxes and withholdings) to be payable on the first payroll date which occurs after ninety (90) days following the Effective Date of your employment, including to cover all costs associated with your relocation, and any commuting or services prior to relocation to the San Francisco Bay Area.

4.

Stock Options and Restricted Stock Units.  Pending approval by the FibroGen Compensation Committee, you will be granted the following equity incentive grant(s) pursuant to the terms and conditions of the Equity Plan effective on the date of acceptance of this letter (the “Equity Plan”), as may be amended or modified from time to time:

•	a stock option to purchase 300,000 shares of FibroGen's Common Stock with an exercise price set at the fair market value on the date of grant (“Stock Options”); and
•	a grant of 60,000 restricted stock units relating to shares of FibroGen’s Common Stock (“RSUs”).

The actual number of shares subject to the grant hereunder may be adjusted, if required, for events such as stock splits, stock dividends, etc. pursuant to the Equity Plan.  The Stock Options and RSUs will vest according to the standard schedule set forth in the Grant Notice and Award Notice for such grants.

Exhibit 10.34

5.

Bonus Plan. You will be eligible to participate in FibroGen’s Incentive Compensation Plan (the “Bonus Plan”) adopted by FibroGen for its employees on such terms as the Board may determine in its discretion.

The CEO target bonus for level is 75%.  Under the terms of the Plan, both corporate and individual performance is assessed annually and subject to final approval by the Board.  Employees hired during the course of a year will have a pro-rated bonus provided they commence their employment on or before September 30th of a calendar year. To remain eligible, employees must maintain satisfactory performance and be in an active status on the day of payment.  Payments are expected to occur no later than the 15th of March in the year following the performance cycle.

6.

Change in Control and Severance Agreement.  You will be eligible to enter into the Company’s Change in Control and Severance Agreement approved by the Board that provides for certain severance benefits upon a termination following a Change in Control (as defined therein) and upon certain other terminations.

7.

Benefits. During the term of your employment, you will be eligible to participate in FibroGen’s benefits program, which may include FibroGen's vacation benefits and other employee benefits such as medical, vision and dental health insurance, covering employees and officers. Your vacation benefit will accrue at four weeks per year.  These benefits may be modified or subject to change from time to time. A copy of FibroGen's current benefits summary has been provided to you.

8.

Employment Eligibility. You will also be required to sign the Employment Eligibility Verification (Form I-9).  (You will need to complete and return Section One of Form I-9 along with your signed Offer Letter). On or prior to your first day of employment, please provide the necessary original documents that establish your identity and employment eligibility to work in the United States. Acceptable documents are listed on the reverse side of Form I-9. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

9.

Proprietary Information. You will abide by FibroGen’s strict company policy that prohibits any new employee from using or bringing with them from any prior employer any proprietary information, trade secrets, proprietary materials or processes of such former employers.  Moreover, because FibroGen’s proprietary information is extremely important, this offer of employment is expressly subject to your execution of the enclosed Confidential Information, Secrecy and Invention Agreement for Employees.

10.

At Will Employment.  You should be aware that your employment with FibroGen is for no specified period and constitutes "at-will" employment.  As a result, both FibroGen and you are free to terminate the employment relationship at any time, for any reason or for no reason, and with or without advance notice. The changing needs of FibroGen could also result in changes to certain aspects of your employment, such as compensation, responsibilities, location, etc. These provisions expressly supersede any previous representations, oral or written. Your at-will employment cannot be modified or amended except by written agreement signed by you, and a Company officer approved by the Board.

11.	Arbitration. In connection with this Agreement, we request that you execute the enclosed FibroGen Arbitration Agreement.

12.	Indemnification. FibroGen will enter into with you the enclosed Indemnity Agreement

Unless otherwise notified by FibroGen, this offer of employment is effective until 5:00 p.m. PST on December 20, 2019. However, if you have any questions regarding the above provisions, please do not hesitate to contact us.

FibroGen retains the right to amend its employment policies and practices, compensation plans, policies and programs, and forms of employment related agreements from time to time.  In the event of conflict between the terms contained in this Offer Letter and any other document, the terms of this Offer Letter (including any amendment to this letter) shall control.  This Offer Letter may only be modified in a written document signed by you and an authorized representative of FibroGen.  This Offer Letter will be governed by and enforced under the laws of the State of California, without regard to any conflict of law rules, and will inure to the benefit of, be binding on and be enforceable by, the parties and their respective successors, heirs, agents and assigns.  This Offer Letter may be executed in counterparts and by .pdf, facsimile or other electronic means and, when so executed, will have the same force and effect as an original, and constitute a binding agreement of the Parties.

Exhibit 10.34

Enclosed are two original copies of this Offer Letter. If all of the foregoing terms are satisfactory and acceptable to you, please sign and date each original and (i) return one to me within the time frame set forth above in the enclosed envelope, and (ii) save the other original for yourself. Please also complete the following enclosed forms and mail them back with your countersigned offer letter:

•	FibroGen Employment Application
•	Confidential Information, Secrecy And Invention Agreement
•	Change in Control and Severance Agreement
•	I – 9
•	FibroGen Arbitration Agreement
•	FibroGen Indemnity Agreement

We look forward to your joining our team at FibroGen.

Sincerely,

/s/ Thomas F. Kearns, Jr.
Thomas F. Kearns, Jr. Chairman, FibroGen, Inc. Board of Directors

ACCEPTED AND AGREED TO this

    21     Day of    December,    2019

/s/ Enrique Conterno
Name

Jan 6, 2020
Intended Start Date

Enclosures:

Benefits Overview

Duplicate Letter

FibroGen Arbitration Agreement

Change in Control and Severance Agreement

FibroGen Indemnity Agreement

Return Envelope

FibroGen Employment Application

Confidential Information, Secrecy And Invention Agreement

I-9